Exhibit 99.1

                        American Technical Ceramics Corp.
                    Announces First Quarter Financial Results


     HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--Nov. 2, 2006--AMERICAN TECHNICAL CERAMICS CORP. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the first fiscal quarter ended September 30, 2006.

     Net sales for the quarter ended September 30, 2006 increased 32% to $23,057,000 from $17,502,000 in the comparable quarter in fiscal year 2006. Net income amounted to $3,140,000, or $0.35 per common share assuming dilution, compared with a net loss of $691,000, or a diluted loss per common share of $0.08, for the quarter ended September 30, 2005.

     Management stated that the increase in net sales compared to the comparable quarter in the prior fiscal year was due to increased activity in most of the markets the Company serves, especially the wireless infrastructure and military markets. Management added that the increase in net income compared to the comparable quarter in the prior fiscal year was due in part to the increased sales volume and in part to increased material reclamation. In addition, management noted that the prior year's results were negatively impacted by the attempted conversion of part of the Company's sales and manufacturing functions to its Enterprise Resource Planning System.

     Bookings for the three months ended September 30, 2006 were approximately $19.3 million, an increase of 9% over the levels achieved in the comparable period in the prior fiscal year, but below those attained in recent quarters.

     Victor Insetta, President and Chief Executive Officer of the Company, stated, "The first quarter was another good quarter for ATC. Net sales and net income were once again near record levels. In the first quarter, we experienced a slowdown in bookings, which is not unusual in the beginning of our fiscal year. We are monitoring this closely as the current quarter progresses. We continue to believe that fiscal year 2007 will be a strong year for ATC."

     American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

     The Company invites you to participate in its upcoming quarterly investors' conference call with management. The details are as follows:

                            Friday, November 3, 2006
                             11:00 A.M. Eastern Time
                           TOLL FREE CALL IN NUMBERS:
              (800) 659-1942 (USA) and 617-614-2710 (International)
                                Passcode 77130311


     A replay of the call will be available for approximately two weeks beginning shortly after the call ends. The numbers to call to hear the replay are 888-286-8010 (USA) and 617-801-6888 (International). The access code is 44511420.

     A live webcast of the call will begin at 11:00 a.m., Eastern Time, on Friday, November 3, 2006. To access the webcast, go to the Company's website, www.atceramics.com, and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

     This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.

          American Technical Ceramics Corp. and Subsidiaries
----------------------------------------------------------------------
                (in thousands, except per share data)

              Condensed Consolidated Balance Sheet Data
----------------------------------------------------------------------

                                 September 30, 2006   June 30, 2006
                                 ------------------ ------------------
                                    (unaudited)         (audited)
Cash and Investments                  $      8,712       $      8,324
Accounts Receivable                         12,401             12,719
Inventories                                 36,342             33,255
Current Assets                              61,891             58,805
Total Assets                                93,807             90,543
Current Liabilities                         12,904             12,156
Total Liabilities                           22,446             22,476
Total Stockholders' Equity                  71,361             68,067


         Condensed Consolidated Statement of Operations Data
----------------------------------------------------------------------

                                          Three Months Ended
                                 -------------------------------------
                                 September 30, 2006 September 30, 2005
                                 ------------------ ------------------
                                    (unaudited)        (unaudited)
Net Sales                             $     23,057       $     17,502
Gross Profit                                 9,895              3,875
Operating Income/(Loss)                      4,861               (887)
Net Income/(Loss)                            3,140               (691)
Earnings/(Loss) Per Common Share:
    Basic                             $       0.36       $      (0.08)
    Diluted                           $       0.35       $      (0.08)
Weighted Average Common Shares
 Outstanding:
    Basic                                    8,697              8,516
    Diluted                                  8,975              8,516


     CONTACT: American Technical Ceramics Corp.
              Kathleen M. Kelly, Vice President, 631-622-4710 invest@atceramics.com or
              The Global Consulting Group
              Allan Jordan, Senior Vice President, 646-284-9400 ajordan@hfgcg.com